Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Partners

Noble Midstream Partners LP:

We consent to the use of our report dated May 12, 2016, with respect to the balance sheet of Noble Midstream Partners LP as of April 30, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

July 21, 2016